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For Immediate Release
---------------------

          VNUS MEDICAL TECHNOLOGIES REPORTS FIRST-QUARTER 2008 RESULTS:
             21% GROWTH IN NET REVENUES AND 51% GROWTH IN UNIT SALES
              $18.9 Million Net Revenues, $0.03 Net Loss Per Share

SAN JOSE, Calif.--April 21, 2008 --VNUS(R) Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of venous disease, today announced its financial results for the first quarter ended March 31, 2008.

Net revenues for the first quarter of 2008 increased 21% to $18.9 million compared with $15.6 million for the first quarter of 2007. As expected, net revenues seasonally decreased by 8% when compared to net revenues in the fourth quarter of 2007 of $20.6 million. The increase in net revenues from the first quarter of 2007 was due to continuing higher sales of disposable ClosureFAST(TM) catheters and ClosureRFS devices, and higher overall international sales. Disposable catheters and device unit sales increased in the first quarter of 2008 by 51% compared to the first quarter of 2007. After adjusting for the net recognition of $1.4 million of RF generator revenue deferred in 2006 and subsequently recognized in the first quarter of 2007, net revenues in the first quarter of 2008 grew 33% compared to the first quarter of 2007.

First quarter net loss was $0.4 million, compared with a net loss of $2.0 million for the first quarter of 2007 and a net income of $0.9 million for the fourth quarter of 2007. Gross margins in the first quarter were 66.1% compared to 67.4% in the first quarter of 2007 and compared to 65.8% in the fourth quarter of 2007. Patent litigation expenses included in the first quarter were $403,000, compared to $628,000 in the comparable quarter in 2007 and $647,000 in the fourth quarter of 2007. Net loss per share for the first quarter was $0.03, compared with a net loss per share of $0.13 for the first quarter of 2007 and fully diluted earnings per share of $0.05 for the fourth quarter of 2007.

Adjusted EBITDA for the first quarter of 2008 was a loss of $0.4 million, as compared to a loss of $2.1 million in the comparable quarter of 2007, and earnings of $0.8 million in the fourth quarter of 2007.

VNUS' balance sheet at March 31, 2008 included cash, cash equivalents and short-term investments of $62.4 million, approximately $0.9 million less than the fourth quarter of 2007 due primarily to increased working capital to support growth.

"Our first quarter results reflect that our ClosureFAST catheter is emerging as the preferred treatment for venous reflux," said VNUS President and Chief Executive Officer Brian E. Farley. "Continued market acceptance of our ClosureFAST catheter and exceptional growth in international sales fueled our net revenues for the quarter. We are also pleased that the recently completed Recovery Trial comparing our radiofrequency (RF) catheter to laser vein ablation showed that all statistically significant differences between RF and laser ablation favored the patient outcome achieved with our radiofrequency-based ClosureFAST catheter."

VNUS also announced today its business outlook for the second-quarter of 2008.

BUSINESS OUTLOOK

VNUS currently estimates that second-quarter 2008 net revenues will range from approximately $19.8 million to $20.8 million, translating to organic growth of 20% to 26% after adjusting for 2007 deferred revenues. Gross margin is expected to range from 65% to 67% in the second quarter. Second-quarter operating expenses are expected to increase by approximately $0.4 million from the first quarter of 2008, primarily due to increased patent litigation expenses of $0.2 million. The estimated net profit for the second quarter includes estimated patent litigation expenses of $0.4 million to $0.55 million. Second quarter net income is estimated to range from approximately $0.0 million to $0.75 million, or a net income of $0.00 to $0.04 per share. The number of weighted average shares outstanding used to calculate estimated net income per share for the second quarter is currently expected to range from approximately 17.2 million to
17.5 million. VNUS expects Adjusted EBITDA for the second quarter to range from $0.0 million to $0.9 million.

VNUS' previously announced estimates for full-year 2008 remain unchanged.

TODAY'S TELECONFERENCE

VNUS plans to host its regular quarterly teleconference today at 2:00 p.m. PT / 5:00 p.m. ET. This call will be webcast live and as a replay on the company's website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (719) 457-0820, code number 4678111.

NON-GAAP FINANCIAL INFORMATION:

VNUS' management evaluates and makes operating decisions using various operating measures, including revenue growth exclusive of the deferral of RF generator revenues in 2006 and recognized in 2007 and adjusted earnings before interest, taxes, depreciation and amortization, and non-cash charges for stock-based compensation (Adjusted EBITDA). The Company believes that these non-GAAP measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and investors in analyzing the Company's ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company's financial results in the way management views the Company's operating results. Management believes Adjusted EBITDA is useful as a supplemental measure of the performance of the Company's operations because it isolates the Company's operating performance from the accounting impact of the Company's financing strategies, tax provisions, and depreciation and amortization. VNUS believes Adjusted EBITDA should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP, as the items excluded in the presentation of Adjusted EBITDA are significant components in understanding and assessing financial performance. The reconciliation between GAAP and non-GAAP financial information is provided in the financial statements portion of this release.

ABOUT VNUS MEDICAL TECHNOLOGIES, INC.

VNUS is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

FORWARD-LOOKING STATEMENTS

In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Words such as "expects," "estimates," "assumes " and "plans" or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS' business and revenue and net income forecasts. Actual results may differ materially from current expectations based on a number of factors affecting VNUS' business, including, among other things, changing competitive, market, clinical trial data and regulatory conditions; and continued market acceptance of the ClosureFAST catheter; customer and physician preferences; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; and overall economic and market conditions. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS' periodic public filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K filed with the SEC on March 14, 2008. Copies of VNUS' press releases and additional information about VNUS are available on the corporate website at www.vnus.com.

CONTACT:
Peter Osborne
Chief Financial Officer
(408) 360-7499
ir@vnus.com

                        --Financial Statements Attached--

                         VNUS MEDICAL TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)


                                               March 31, 2008  December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents                          $  39,827          $  39,269
Short-term investments                                22,528             24,067
Accounts receivable, net                              10,565             11,456
Inventories                                            5,594              5,485
Prepaid expenses and other current assets              1,620              1,421
                                                   ---------          ---------
Total current assets                                  80,134             81,698
Property and equipment, net                            4,271              4,354
Other assets                                             130                130
                                                   ---------          ---------
Total assets                                       $  84,535          $  86,182
                                                   =========          =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                   $   2,422          $   2,366
Accrued compensation and benefits                      3,820              6,040
Other accrued liabilities                              1,417              1,571
Deferred revenue                                         788                720
                                                   ---------          ---------
Total current liabilities                              8,447             10,697
Other long term liabilities                            1,993              1,996
                                                   ---------          ---------
Total liabilities                                     10,440             12,693
                                                   ---------          ---------
Stockholders' equity:
Common stock                                              16                 15
Additional paid-in capital                           122,981            122,009
Deferred stock compensation                              (15)               (23)
Accumulated other comprehensive income                    66                 21
Accumulated deficit                                  (48,953)           (48,533)
                                                   ---------          ---------
Total stockholders' equity                            74,095             73,489
                                                   ---------          ---------
Total liabilities and stockholders' equity         $  84,535          $  86,182
                                                   =========          =========

                         VNUS MEDICAL TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)


                                                           Three Months Ended
                                                                March 31,
                                                           2008            2007

Net revenues                                           $ 18,876        $ 15,649
Cost of revenues                                          6,390           5,094
                                                       --------        --------
Gross profit                                             12,486          10,555

Operating Expenses:
Sales and marketing                                       7,155           6,505
Research and development                                  2,469           2,406
General and administrative                                4,251           4,461
                                                       --------        --------
Total operating expenses                                 13,875          13,372
                                                       --------        --------
Loss from operations                                     (1,389)         (2,817)
Interest and other income, net                              938             873
                                                       --------        --------
Loss before provision for taxes                          (1,944)
                                                                           (451)
Provision (benefit) for income taxes                        (31)             10
                                                       --------        --------
Net Loss                                               $   (420)       $ (1,954)
                                                       ========        ========

Basic and diluted net loss per share                   $  (0.03)       $  (0.13)
                                                       ========        ========

Weighted average number of shares
Basic and diluted                                        15,749          15,157

Reconciliation of Loss from operations
to Adusted EBIDTA:
Loss from operations                                   $ (1,389)       $ (2,817)
Stock-based compensation                                    666             489
Depreciation and amortization                               303             275
                                                       --------        --------
Adjusted EBIDTA                                        $   (420)       $ (2,053)
                                                       ========        ========